                                                                      Exhibit 12

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                         (In thousands, except ratios)


                                                                        Years Ended April 30,
                                                 --------------------------------------------------------------------
                                                   2001             2000          1999          1998           1997
                                                 --------         -------        -------       -------        -------
Fixed charges, as defined:
    Interest on long-term debt                   $ 16,919         $15,167        $14,599       $12,300        $11,769
    Amortization of debt issue costs                  500             485            456           383            368
                                                 --------         -------        -------       -------        -------

          Total fixed charges                    $ 17,419         $15,652        $15,055       $12,683        $12,137
                                                 ========         =======        =======       =======        =======

Earnings, as defined:
    Income (loss) before income taxes
      and extraordinary item                     $(17,406)        $   193        $ 1,496       $ 1,302        $(3,509)

    Fixed charges (as shown above)                 17,419          15,652         15,055        12,683         12,137
                                                 --------         -------        -------       -------        -------

          Earnings available for fixed           $     13         $15,845        $16,551       $13,985        $ 8,628
           charges                               ========         =======        =======       =======        =======

Ratio of earnings to fixed charges[a]                   -           1.01x          1.10x         1.10x              -
                                                 ========         =======        =======       =======        =======

[a] Ratio of earnings to fixed charges is defined as income before income taxes and extraordinary item plus amortization of debt issuance cost and interest expense divided by the sum of interest expense plus amortization of debt issuance costs. Earnings of approximately ($17,406) in fiscal 2001 and ($3,509) in fiscal 1997 were insufficient to cover fixed charges.

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